EXHIBIT 14


                            DIMENSIONAL VISIONS, INC
                                 Code of Ethics


This Code of Ethics sets out the minimum ethical standards for all directors, officers and employees of Dimensional Visions, Inc., and its subsidiaries (referred to collectively as "Dimensional"). Dimensional is committed to enforcing these standards through effective internal systems reporting structures and compliance programs.

Dimensional' directors, officers and employees, in conducting the business of the Company, will:

     o Obey the law, including all applicable rules and regulations, and conduct themselves with honesty and integrity.

     o Avoid engaging in any conduct where the personal interests interfere or appear to interfere with those of Dimensional.

     o Advance the legitimate interests of Dimensional when the opportunity arises and avoid competing with Dimensional directly or indirectly or using Dimensional property, information, or their positions with Dimensional for improper personal gain.

     o Respect the rights of and deal fairly with Dimensional' customers, suppliers, competitors and employees.

     o    Not offer or accept bribes or kickbacks either directly or indirectly.

     o Report to work in condition to perform their duties, free from the influence of alcohol or illegal drugs.

     o    Keep honest and accurate records and reports of company information.

     o Make full, fair, accurate, timely and understandable disclosures in reports and documents that Dimensional provides to any governmental authority and in all other public communications made by Dimensional.

     o Respect the diversity of Dimensional' employees and not engage in wrongful discrimination or harassment.

     o Preserve the confidentiality of nonpublic information and any other information entrusted to them in confidence by Dimensional or its customers, except when disclosure is authorized or is legally mandate.

     o Not use or share confidential information for stock trading purposes or any other purpose except to conduct the business of Dimensional.

     o Protect Dimensional' assets and ensure their proper and efficient use, including property, equipment, products and other tangible assets, and proprietary information such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports.

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     o    Maintain a safe and healthy  workplace  for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

     o Promptly report concerns regarding accounting, auditing and internal controls matters on a confidential basis to the Board of Directors of Dimensional or the Audit Committee of Dimensional. Such reports will be investigated by Dimensional under the direction of the Board of Directors or Audit Committee.

     o Promptly report work-related activities by company personnel that violate the law, this Code and any other company policy. Reports of violations may be made to a supervisor, an executive officer of Dimensional or a member of the Board of Directors of Dimensional. Reports of violations by executive officers or senior financial personnel must be made to the legal counsel for Dimensional or the Chairman of the Audit Committee, or to a member of the Board of Directors of Dimensional.

Dimensional does not permit retaliation of any kind for reports of misconduct made in good faith. If you have questions about this Code, Dimensional' compliance program or whether conduct may violate this Code, the law or a compliance program, you should consult with a supervisor, an executive officer of Dimensional, legal counsel for Dimensional, or a member of the Board of Directors of Dimensional.

Waivers of this Code may be made only upon written request submitted to and approved by Dimensional' Board of Directors. Changes in or waivers of this Code will be promptly disclosed as required by applicable law or regulation.

This Code of Ethics was duly approved and adopted by the Board of Directors of Dimensional Visions, Inc., on the 2nd day of April 2004.



                                   /s/  Preston J. Shea
                                   --------------------
                                   Secretary